UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) October 21, 2004

Transkaryotic Therapies, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-21481	04-3027191

(Commission File Number)	(IRS Employer Identification No.)

700 Main Street, Cambridge, MA	02139

(Address of Principal Executive Offices)	(Zip Code)

(617) 349-0200

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
SIGNATURE

Item 8.01    Other Events

Dynepo Litigation in United Kingdom

     On October 21, 2004, Transkaryotic Therapies, Inc., a Delaware corporation (“TKT”) announced that the House of Lords has ruled in favor of TKT in a United Kingdom patent infringement suit involving TKT and Sanofi-Aventis against Kirin-Amgen, Inc. The House of Lords upheld an earlier unanimous Court of Appeal decision that activities relating to Dynepo™ (epoietin delta), TKT’s Gene-Activated® erythropoietin product for the treatment of anemia, do not infringe European U.K. Patent No. 0 148 605 B2. In addition, the House of Lords invalidated the Kirin-Amgen patent in its opinion.

Acquisition of Minority Interest in TKT Europe-5S AB

     On October 22, 2004, TKT completed the purchase of the 20% equity interest of TKT Europe-5S AB (“TKT Europe”) held by the founding European executives of TKT Europe for $61 million. With this purchase, TKT now owns 100% of TKT Europe, TKT’s sales and marketing subsidiary in Europe. The purchase price was based on a predefined formula included in the stockholders’ agreement between TKT and the founding European executives. This formula provided for a buyout price equal to (a) 20% of the operating profits, as defined in the stockholders’ agreement, for the period from September 1, 2003 to August 31, 2004, multiplied by a buyout factor of four, subject to adjustment, plus (b) 20% of the accumulated positive earnings of TKT Europe.

     In connection with the stockholders’ agreement, the founding European executives entered into consulting agreements with TKT Europe. Following the purchase of the minority interest, the founding European executives will continue to serve as consultants to TKT Europe pursuant to the terms of their consulting agreements.

     TKT will account for the acquisition of TKT Europe’s minority interest as a step acquisition in the fourth quarter of 2004. TKT expects that the majority of the purchase price will be allocated to tangible and intangible assets. TKT has historically reported TKT Europe’s financial results on a consolidated basis and will continue to do so.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 27, 2004	REGISTRANT
TRANSKARYOTIC THERAPIES, INC.

	By:	/s/ Gregory D. Perry Gregory D. Perry Vice President and Chief Financial Officer